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Exhibit 23.3

[Netherland, Sewell & Associates, Inc. Logo]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, filed by Petrohawk Energy Corporation (formerly Beta Oil & Gas, Inc.) (the "Company") of the information provided by us with respect to the oil and gas reserves of the Company included in its Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (SCOTT) REES III C.H. (Scott) Rees III President and Chief Operating Officer

Dallas, Texas
July 28, 2004

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  Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS